Exhibit 99.1

NEWS RELEASE

TriZetto Completes Acquisition of Quality Care Solutions, Inc.

Thursday January 11, 8:02 am ET

NEWPORT BEACH, Calif.—(BUSINESS WIRE)—The TriZetto Group, Inc. (Nasdaq: TZIX—News) today announced that it has completed the acquisition of privately held QCSI (Quality Care Solutions, Inc.). As previously announced, the definitive agreement for the acquisition was executed on September 13, 2006. The company received regulatory clearance for the transaction on December 29th.

“Our acquisition of QCSI brings together two leading innovators of software and information technology solutions dedicated exclusively to the healthcare payer industry,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “We expect that the companies’ larger combined footprint of payers and consumers will help enable and accelerate the next generation of consumer-retail healthcare innovations such as real-time point-of-service patient liability, pay for performance and personal health records.”

Sherwood Chapman, QCSI’s founder and chief technology officer added, “We are very excited to combine the power of QCSI’s QNXT(TM) administrative engine and its architectural flexibility with the broad capabilities and financial strength of TriZetto. QCSI’s and TriZetto’s common industry focus and solutions approach will serve our customers well.”

Under the agreement, TriZetto paid to QCSI equity holders approximately $130 million, net of cash received from QCSI in the transaction. In January 2008, contingent on certain factors, TriZetto may pay up to an additional $12 million including a $7 million earn-out and a $5 million hold back. The company also assumed approximately $1 million of QCSI’s debt.

To help finance the transaction, TriZetto used $75 million of term debt from its recently expanded $250 million Wells Fargo Foothill credit facility. The company continues to have strong liquidity based upon its cash on hand, operating cash flow, revolving credit facility and unused portion of its term debt capacity.

As previously announced, the transaction is expected to be mildly dilutive to earnings per share in 2007. It is projected to turn accretive in 2008. The transaction has no effect on share count. The company anticipates providing 2007 guidance, including QCSI, no later than its fourth quarter 2006 earnings call that is scheduled for Monday, February 5, 2007.

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of the QCSI acquisition, and other acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of January 11, 2007. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Contact:

Investors:

Brad Samson, 949-719-2220

brad.samson@trizetto.com

or

Media:

Audrey McDill, 303-495-7197

Audrey.mcdill@trizetto.com